Bolt Biotherapeutics Reports First Quarter 2022 Financial Results and Provides Business Highlights

– BDC-1001 monotherapy and OPDIVO® combination trials progressing toward data readouts in second half of 2022

– Cash balance of $246.8 million expected to fund key milestones and operations into 2024

REDWOOD CITY, CA, May 12, 2022 – Bolt Biotherapeutics, Inc. (NASDAQ: BOLT), a clinical-stage biotechnology company pioneering a new class of immuno-oncology agents that combine the targeting precision of antibodies with the power of both the innate and adaptive immune systems, today reported financial results for the first quarter ended March 31, 2022 and provided an update on recent business highlights.

"Our lead program, BDC-1001, for patients with HER2-expressing solid tumors is on track and we expect to complete both our monotherapy and combination dose escalation arms and select a recommended Phase 2 dose in the second half of 2022,” said Randall C. Schatzman, Ph.D., Chief Executive Officer of Bolt Biotherapeutics. "We continue to apply our expertise in myeloid biology to advance our diversified pipeline of novel Boltbody ISACs and our first-in-class Dectin-2 agonist antibody program. Our strong cash position and multiple collaborations with leading therapeutic antibody companies are expected to provide us with the funding to achieve key clinical milestones with our most promising candidates in a cash-efficient manner.”

Recent Business Highlights

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Boltbody™ ISAC BDC-1001 monotherapy and combination clinical trial arms are progressing on schedule with data anticipated in the second half of 2022 – BDC-1001, a HER2-targeting immune- stimulating antibody conjugate (ISAC), is being evaluated in dose escalation as a monotherapy and in combination with OPDIVO® in an ongoing multi-center, multi-dose Phase 1/2 clinical trial. To date, BDC-1001 has demonstrated early signs of clinical disease control, a favorable safety profile, and changes in intratumoral biomarkers consistent with the novel mechanism of action.

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Presented data from three preclinical pipeline programs at the 2022 American Association of Cancer Research (AACR) Annual Meeting – In April, Bolt Biotherapeutics scientists presented three posters at the AACR Annual Meeting highlighting the Company’s proprietary pipeline, including BDC-2034, BDC-3042, and a PD-L1 Boltbody ISAC.

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Advancing novel immuno-oncology pipeline focused on myeloid biology
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On-track with IND-enabling studies with BDC-2034 – Bolt Biotherapeutics is currently conducting Investigational New Drug (IND)-enabling activities for BDC-2034, a novel CEA-targeted ISAC, including GLP toxicology studies and GMP manufacturing. Data presented at the 2022 AACR Annual Meeting demonstrated activity in multiple preclinical cancer models.

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On-track with IND-enabling activities with BDC-3042 – Bolt Biotherapeutics is currently conducting IND-enabling activities for BDC-3042. BDC-3042 is an agonist antibody that binds to and stimulates Dectin-2, a novel target found on tumor-associated macrophages across a broad range of solid tumors. Stimulating Dectin-2 leads to tumor macrophage reprogramming and anti-cancer activity. BDC-3042’s anti-tumor activity was demonstrated in humanized mouse models and presented in a poster at the AACR Annual Meeting. The Company plans to initiate clinical development of BDC-3042 in 2023.
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Ramping up corporate collaboration activity supporting future pipeline and offsetting R&D expenses – Bolt Biotherapeutics’ collaboration with Genmab A/S is exploring multiple bispecific ISACs, with Bolt Biotherapeutics having the option to develop and commercialize one product candidate. Bolt Biotherapeutics’ collaboration with Innovent Biologics, Inc. will develop three new Boltbody ISAC programs, with Bolt Biotherapeutics having the option to develop and commercialize two of the programs. Under these valued collaborations, all research and development expenses through clinical proof of concept will be funded by partners.

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Cash, cash equivalents, and marketable securities were $246.8 million as of March 31, 2022 – Cash on hand, which includes long-term marketable securities, is expected to fund the completion of multiple key milestones and to fund operations into 2024.

Upcoming Events

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At the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting, Bolt Biotherapeutics’ Jason Ptacek, Ph.D., will present a poster entitled, “Characterization of tumor antigen expression and myeloid immune profiles to inform the development of immune stimulating antibody conjugates (ISACs).”

Title: Characterization of tumor antigen expression and myeloid immune profiles to inform the development of immune stimulating antibody conjugates (ISACs)

Authors: Lisa K. Blum, Jason Ptacek, Heidi LeBlanc, Andrea Horvath, William G. Mallet, Bruce A. Hug, Michael N. Alonso, Edith A. Perez, David Dornan, Marcin Kowanetz

Abstract ID: 2557

Abstract category: Developmental Therapeutics—Immunotherapy

Presentation date: Sunday, June 5, 2022, 8:00 a.m. - 11:00 a.m. CDT

First Quarter 2022 Financial Results

Collaboration Revenue – Collaboration revenue was $0.8 million and nil for the three months ended March 31, 2022 and 2021, respectively. Revenue in 2022 was generated from the services performed under the R&D collaborations with Genmab A/S and Innovent Biologics, Inc.

Research and Development Expenses – R&D expenses were $18.4 million for the quarter ended March 31, 2022, compared to $14.1 million for the same quarter in 2021. The increase is primarily due to IND-enabling activities for BDC-2034 and continued progress in the clinical trial for BDC-1001, including an increase in consulting expenses and higher personnel expenses relating to an increase in headcount.

General and Administrative (G&A) Expenses – G&A expenses were $6.3 million for the quarter ended March 31, 2022, compared to $4.3 million for the same quarter in 2021, primarily due to increased expenses related to being a public company, including higher personnel expenses relating to increased headcount.

Loss from Operations – Loss from operations was $23.9 million for the quarter ended March 31, 2022, compared to $18.4 million for the same quarter in 2021.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
ISACs are a new category of immunotherapy combining the precision of antibody targeting with the strength of the innate and adaptive immune systems. Boltbody ISACs comprise three primary components: a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant to activate the patient’s innate immune system. By initially targeting a single marker on the surface of a patient’s tumor cells, an ISAC can create a new immune response by activating and recruiting myeloid cells. The activated myeloid cells start a feed-forward loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This reprograms the tumor microenvironment and invokes an adaptive immune response that targets the tumor, which can lead to the conversion of immunologically “cold” tumors to “hot” tumors with the goal of durable responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics, Inc. is a clinical-stage biotechnology company pioneering a new class of immuno-oncology agents that combine the targeting precision of antibodies with the power of both the innate and adaptive immune systems. Bolt Biotherapeutics’ proprietary Boltbody™ Immune-stimulating Antibody Conjugates (ISACs) are designed to target tumor cells for elimination by the immune system. BDC-1001 is a HER2-targeting Boltbody ISAC in an ongoing Phase 1/2 clinical trial enrolling patients with HER2-expressing solid tumors. Bolt is also advancing BDC-2034, a Boltbody ISAC targeting CEA, and BDC-3042, an agonist antibody targeting Dectin-2. BDC-3042 is the Company's first myeloid-modulating candidate outside of the Boltbody ISAC platform. In addition, Bolt Biotherapeutics is developing new immuno-oncology Boltbody ISACs through strategic collaborations with leading biopharmaceutical companies. For more information, please visit https://www.boltbio.com/

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding our clinical trials, the timing of the completion of our monotherapy and combination dose escalation arms and the selection of a recommended Phase 2 dose for BDC-1001 for the treatment of patients with HER2-expressing solid tumors, the timing of our initiation of clinical development of BDC-3042, the resulting ISAC programs from our collaborations with Genmab A/S and Innovent Biologics, Inc., our ability to fund our clinical programs and the sufficiency of our cash, cash equivalents, and marketable securities, our future results of operations, financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

BOLT BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Collaboration revenue	$813	$—
Operating expenses:
Research and development	18,385	14,127
General and administrative	6,304	4,299
Total operating expense	24,689	18,426
Loss from operations	(23,876)	(18,426)
Other income (expense), net
Interest income, net	198	56
Change in fair value of preferred stock right liability	—	(6,084)
Total other income (expense), net	198	(6,028)
Net loss	(23,678)	(24,454)
Net unrealized loss on marketable securities	(1,075)	(64)
Comprehensive loss	$(24,753)	$(24,518)
Net loss per share, basic and diluted	$(0.64)	$(1.14)
Weighted-average shares outstanding, basic and diluted	37,127,876	21,498,306

BOLT BIOTHERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$44,021	$27,383
Short-term investments	146,880	158,836
Prepaid expenses and other current assets	5,187	2,941
Total current assets	196,088	189,160
Property and equipment, net	6,637	6,158
Operating lease right-of-use assets	23,274	24,445
Restricted cash	1,565	1,565
Long-term investments	54,313	85,348
Other assets	916	1,042
Total assets	$282,793	$307,718
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,446	$3,574
Accrued expenses and other current liabilities	9,351	12,384
Deferred revenue	3,448	2,869
Operating lease liabilities	2,061	2,501
Total current liabilities	19,306	21,328
Operating lease liabilities, net of current portion	21,312	21,854
Deferred revenue, non-current	13,577	14,207
Other long-term liabilities	204	210
Total liabilities	54,399	57,599
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	460,458	457,430
Accumulated other comprehensive loss	(1,396)	(321)
Accumulated deficit	(230,668)	(206,990)
Total stockholders' equity:	228,394	250,119
Total liabilities, convertible preferred stock, and stockholders' equity	$282,793	$307,718

BOLT BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,678)	$(24,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	357	272
Stock-based compensation expense	2,919	2,109
Accretion of premium/discount on marketable securities	466	271
Change in fair value of convertible preferred stock purchase rights liabilities	—	6,084
Non-cash lease expense	1,171	530
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(2,120)	(1,351)
Accounts payable and accrued expenses	(2,392)	(88)
Operating lease liabilities	(982)	66
Deferred revenue	(51)	—
Other long-term liabilities	(4)	2
Net cash used in operating activities	(24,314)	(16,559)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(605)	(58)
Purchases of marketable securities	(76,084)	(198,069)
Maturities of marketable securities	117,534	7,606
Net cash provided by (used in) investing activities	40,845	(190,521)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock, net of issuance cost	—	51,902
Proceeds from initial public offering, net of issuance cost	—	244,988
Proceeds from issuance of common stock	107	129
Net cash provided by financing activities	107	297,019
Net increase in cash	16,638	89,939
Cash, cash equivalents and restricted cash at beginning of year	28,948	7,107
Cash, cash equivalents and restricted cash at end of period	$45,586	$97,046
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$44,021	$95,481
Restricted cash	1,565	1,565
Total cash, cash equivalents and restricted cash	$45,586	$97,046
Supplemental schedule of non-cash investing and financing activities:
Vesting of early exercised options	$2	$10
Purchases of property and equipment included in accounts payable and accrued liabilities	$231	$37
Deferred offering costs in accounts payable and accrued liabilities	$64	$672

Investor Relations and Media Contacts:

Karen L. Bergman

Vice President, Communications and Investor Relations

Bolt Biotherapeutics, Inc.

650-665-9295

kbergman@boltbio.com

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah.mccabe@sternir.com

David Schull, or David Melamed, Ph.D.

Russo Partners, LLC

858-717-2310

david.schull@russopartnersllc.com

david.melamed@russopartnersllc.com